Exhibit 4.1

SIXTH AMENDMENT

                  SIXTH AMENDMENT (this “Amendment”), dated as of October 15, 2002, among NEXTMEDIA GROUP, INC., a Delaware corporation (“Holdings”), NEXTMEDIA OPERATING, INC., a Delaware corporation (the “Borrower”), the lenders from time to time party to the Credit Agreement referred to below (the “Lenders”), and DEUTSCHE BANK TRUST COMPANY AMERICAS (f/k/a Bankers Trust Company), as administrative agent (the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.

W I T N E S S E T H:

                  WHEREAS, Holdings, the Borrower, the Administrative Agent and the Lenders are parties to a Credit Agreement, dated as of July 31, 2000 (as amended, modified or supplemented through, but not including, the date hereof, the “Credit Agreement”); and

                  WHEREAS, the parties to the Credit Agreement wish to amend the Credit Agreement as herein provided.

                  NOW, THEREFORE, it is agreed:

                  1.   As of the Intermediate Sixth Amendment Effective Date (as hereinafter defined) and until the Final Sixth Amendment Effective Date (as hereinafter defined), Section 9.09(b) of the Credit Agreement shall be amended by deleting the text “January 1, 2003” each place such text appears therein and inserting the text “July 1, 2003” in lieu thereof in each such place.

                  2.   On the Final Sixth Amendment Effective Date, the Total Revolving Loan Commitment shall be permanently reduced to $75,000,000 (as the same may be further reduced from time to time or terminated in accordance with the terms of the Credit Agreement), and such reduction to the Total Revolving Loan Commitment shall be applied to permanently and proportionately reduce the Revolving Loan Commitment of each Lender.

                  3.   As of the Final Sixth Amendment Effective Date, Section 9.08 of the Credit Agreement shall be deleted in its entirety and the following new Section 9.08 shall be inserted in lieu thereof:

                  “9.08  Minimum Consolidated Cash Interest Coverage Ratio. At any time from and after the Final Sixth Amendment Effective Date (but otherwise subject to the last paragraph of this Section 9.08), Holdings will not permit the Consolidated Cash Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of Holdings set forth below (but only to the extent that such fiscal quarter ends on or after the Final Sixth Amendment Effective Date) to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
December 31, 2002	1.30:1.00
March 31, 2003	1.30:1.00
June 30, 2003	1.30:1.00
September 30, 2003	1.40:1.00
December 31, 2003	1.50:1.00
March 31, 2004	1.50:1.00
June 30, 2004	1.60:1.00
September 30, 2004	1.60:1.00
December 31, 2004	1.75:1.00
March 31, 2005	2.00:1.00
June 30, 2005	2.25:1.00
September 30, 2005	2.50:1.00
December 31, 2005	2.75:1.00
and the last day of each fiscal quarter of Holdings thereafter	3.00:1.00

Notwithstanding the foregoing, (i) from and after the Final Sixth Amendment Effective Date through but not including the date of the initial incurrence of any Loans on or after the Final Sixth Amendment Effective Date, the ratios set forth in the table above in this Section 9.08 shall not be applicable and Holdings and the Borrower need not be in compliance with such ratios, (ii) at the time of (and as an additional condition precedent to) the initial incurrence of any Loans on or after the Final Sixth Amendment Effective Date, (x) Holdings and the Borrower shall, on a ProForma Basis, have a Consolidated Cash Interest Coverage Ratio for the Test Period then most recently ended of at least that ratio that would have been required to have been complied with had the provisions of preceding clause (i) not been effective and (y) Holdings shall deliver to the Administrative Agent a certificate of an Authorized Financial Officer of Holdings containing the calculations (in reasonable detail) required to demonstrate compliance with preceding sub-clause (x), and (iii) from and after the initial incurrence of any Loans on or after the Final Sixth Amendment Effective Date, Holdings and the Borrower once again shall be required to comply with the applicable ratios set forth in the table above in this Section 9.08.”

                  4.   As of the Final Sixth Amendment Effective Date, Section 9.09(b) of the Credit Agreement shall be deleted in its entirety and the following new Section 9.09(b) shall be inserted in lieu thereof:

“(b) At any time from and after the Final Sixth Amendment Effective Date (but otherwise subject to the last paragraph of this Section 9.09(b)), Holdings will not permit the Total Leverage Ratio at any time during a period set forth below (but only to the extent that such period (or portion thereof) ends on or after the Final Sixth Amendment Effective Date) to be greater than the ratio set forth opposite such period below:

Period	Ratio
Final Sixth Amendment Effective Date through and including June 29, 2003	7.50:1.00
June 30, 2003 through and including September 29, 2003	7.50:1.00
September 30, 2003 through and including December 30, 2003	7.00:1.00
December 31, 2003 through and including March 30, 2004	7.00:1.00
March 31, 2004 through and including June 29, 2004	6.50:1.00
June 30, 2004 through and including September 29, 2004	6.50:1.00
September 30, 2004 through and including December 30, 2004	6.00:1.00
December 31, 2004 through and including March 30, 2005	6.00:1.00
March 31, 2005 through and including June 29, 2005	5.50:1.00
June 30, 2005 through and including September 29, 2005	5.50:1.00
September 30, 2005 and thereafter	5.00:1.00

                  Notwithstanding the foregoing, (i) from and after the Final Sixth Amendment Effective Date through but not including the earlier of (x) the date of the initial incurrence of any Loans on or after the Final Sixth Amendment Effective Date and (y) July 1, 2003, the ratios set forth in the table above in this Section 9.09(b) shall not be applicable and Holdings and the Borrower need not be in compliance with such ratios, (ii) at the earlier of (A) the time of (and as an additional condition precedent to) the initial incurrence of any Loans on or after the Final Sixth Amendment Effective Date and (B) July 1, 2003, (x) Holdings and the Borrower shall, on a Pro Forma Basis, have a Total Leverage Ratio at such earlier date no greater than that ratio that would have been required to have been complied with at such earlier date had the provisions of preceding clause (i) not been effective and (y) Holdings shall deliver to the Administrative Agent a certificate of an Authorized Financial Officer of Holdings containing the calculations (in reasonable detail) required to demonstrate compliance with preceding sub-clause (x), and (iii) from and after the earlier of (A) the initial incurrence of any Loans on or after the Final Sixth Amendment Effective Date and (B) July 1, 2003, Holdings and the Borrower once again shall be required to comply with the applicable ratios set forth in the table above in this Section 9.09(b).”

                  5.   As of the Final Sixth Amendment Effective Date, Section 9.10 of the Credit Agreement shall be deleted in its entirety and the following new Section 9.10 shall be inserted in lieu thereof:

“9.10 Maximum Senior Leverage Ratio. (a) At any time from and after the Final Sixth Amendment Effective Date, but only if and for so long as the Total Leverage Ratio at such time exceeds 6.50:1.00, Holdings will not permit the Senior Leverage Ratio at any time to be greater than 1.50:1.00.

(b) At any time from and after the Final Sixth Amendment Effective Date, but only if and for so long as the Total Leverage Ratio at such time is less than or equal to 6.50:1.00, Holdings will not permit the Senior Leverage Ratio at any time to be greater than 3.50:1.00.”.

                  6.   As of the Final Sixth Amendment Effective Date, the definition of “Applicable Margin” appearing in Section 11.01 of the Credit Agreement shall be amended by adding the following new paragraph at the end thereof:

                  “In addition to the foregoing, on any day on which (and for so long as) the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to any repayments thereof on such date), (II) the aggregate principal amount of all Swingline Loans (after giving effect to any repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Loans) exceeds $25,000,000, then each of the percentages set forth in the table above shall be increased by .50%.”.

                  7.   As of the Final Sixth Amendment Effective Date, the definition of “Consolidated EBITDA” appearing in Section 11.01 of the Credit Agreement shall be amended by deleting the word “and” appearing at the end of clause (ii) and inserting the following new clause (iv) immediately before the semicolon at the end of clause (iii) thereof:

“, and (iv) only for the purpose of determining compliance with Sections 9.08, 9.09 and 9.10 (and not for any other purpose), the amount of factually supportable and identifiable corporate overhead savings to be realized (but not yet actually realized) relating to actions taken during the period (or any portion thereof) from the Intermediate Sixth Amendment Effective Date through October 22, 2003 in an aggregate amount not to exceed $1,500,000 for such period (determined as if such savings were actually realized on the first day of the relevant Test Period in which same were identified) (it being understood and agreed that such savings only shall relate to Holdings’ consolidated operations existing as of the Intermediate Sixth Amendment Effective Date and such savings shall be separately identified in the officer’s certificate delivered with the respective set of financial statements delivered pursuant to Section 8.01 for the relevant Test Period)”.

                  8.   As of the Final Sixth Amendment Effective Date, Section 11.01 of the Credit Agreement shall be further amended by inserting the following new definitions in the appropriate alphabetical order:

                  “Final Sixth Amendment Effective Date” shall have the meaning provided in the Sixth Amendment, dated as of October 15, 2002, to this Agreement.

                  “Intermediate Sixth Amendment Effective Date” shall have the meaning provided in the Sixth Amendment, dated as of October 15, 2002, to this Agreement.

                  9.   This Amendment restates in its entirety the earlier version of the Sixth Amendment, dated as of October 15, 2002, to the Credit Agreement, but shall still be effective as of October 15, 2002 in accordance with the provisions of Section 14 hereof.

                  10.   Each of Holdings and the Borrower hereby represents and warrants that, both before and after giving effect to this Amendment and both on the Intermediate Sixth Amendment Effective Date and the Final Sixth Amendment Effective Date, (x) no Default or Event of Default exists and (y) all of the representations and warranties contained in the Credit Agreement and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of each such date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

                  11.   This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Credit Document.

                  12.   This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

                  13.   THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                  14.   Sections 1 and 9 of this Amendment shall become effective as of October 15, 2002 on the date (the “Intermediate Sixth Amendment Effective Date”) when the condition set forth in clause (i) below is satisfied and Sections 2 through 8 of this Amendment shall become effective on the date (the “Final Sixth Amendment Effective Date”) when:

                  (i)   each of Holdings, the Borrower and the Required Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and, in each case, shall have delivered (including by way of telecopier) the same to the Administrative Agent at the Notice Office; and

                   (ii)   the Borrower shall have consummated Permitted Acquisitions using at least $65,000,000 of the aggregate $75,000,000 equity commitment made prior to the Intermediate Sixth Amendment Effective Date by GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GMBH & Co. Beteiligungs KG and GS Capital Partners 2000 Employee Fund, L.P. in NextMedia Investors LLC (and NextMedia Investors LLC shall have caused at least $65,000,000 of the proceeds of such equity commitment to be contributed, via Holdings, to the Borrower) and the Borrower shall have demonstrated to the Administrative Agent’s reasonable satisfaction (including by delivering financial statements and supporting information) that each Acquired Entity or Business acquired pursuant to each such Permitted Acquisition made from and after October 15, 2002 had positive cash flow for the then most recently ended twelve-month period for such Acquired Entity or Business (with such cash flow to be calculated on a basis reasonably satisfactory to the Administrative Agent and on a basis consistent with the definition of “Consolidated EBITDA” contained in the Credit Agreement, including by allowing the Borrower to take into account factually supportable and identifiable cost savings and expenses reasonably approved by the Administrative Agent (as if such cost savings and expenses were realized on the first day of such twelve-month period)).

*         *         *

                  IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

NEXTMEDIA GROUP, INC.
By:

Name: Title:

NEXTMEDIA OPERATING, INC.
By:

Name: Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS
By:

Name: Title:

LEHMAN COMMERCIAL PAPER INC.
By:

Name: Title:

CREDIT SUISSE FIRST BOSTON
By:

Name: Title:

CITICORP USA, INC.
By:

Name: Title:

UNION BANK OF CALIFORNIA, N.A.
By

Name: Title: